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                              BAY STATE GAS COMPANY




                         STOCK PERFORMANCE SHARING PLAN








              Amended And Restated Effective As Of October 1, 1997









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                              AMENDED AND RESTATED
                              BAY STATE GAS COMPANY
                         STOCK PERFORMANCE SHARING PLAN

              Amended and Restated Effective as of October 1, 1997


        1.        Background and Purposes of the Plan

         Bay State Gas Company (the "Company") adopted the Bay State Gas Company Key Employee Long-Term Incentive Plan, as most recently amended and restated on October 1, 1996 ("KELTIP") to provide long-term incentives and to increase the opportunity for ownership of stock in the Company by those employees of the Company and its affiliated companies who are directly responsible for the management, growth and success of the Company's business.

         Effective October 1, 1997, the KELTIP was amended and restated as the Bay State Gas Company Stock Performance Sharing Plan (the "Plan"). In addition to providing the incentives and opportunity enhancements fostered by the KELTIP, the Plan is intended to achieve the following three goals by providing long-term stock-based incentives to employees who contribute directly to the Company's success and advancement of the Company's legitimate interests: (1) align the interests of Company employees and shareholders; (2) encourage superior employment performance; and (3) stimulate employee teamwork and commitment.

        2.        Administration of the Plan

         The Plan shall be administered by the Compensation Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which shall consist of two or more members of the Board who qualify as disinterested persons, within the meaning of rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as outside directors, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). No member of the Committee shall be eligible to receive an award under the Plan.

         The Committee shall act by a majority of its members, without the necessity of a meeting. The Committee shall have full power, discretion and authority to interpret and administer the Plan, and any interpretation or other determination made, and any action taken, by the Committee shall be conclusive and binding on all persons having an interest under the Plan, except as otherwise determined by the Board.

         The Committee shall (a) determine the number of participants eligible for participation and, subject to the provisions of Section 3 hereof, the criteria for such participation, (b) determine the number of shares to award to each participant, provided however that the Committee shall not award any shares to an officer of the Company without prior Board



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approval, and (c) set the maximum number of shares to be awarded under the Plan and the performance measures; provided, however, that fifty percent of the target Performance Shares shall vest if the Company's total return is in the 33rd or greater percentile of the group of companies to which the Company is compared, unless the Board determines otherwise. The details of the goals and measures of the Plan shall be established by the Committee.

         All rights, powers, duties and responsibilities granted to the Committee under this Plan may be delegated, in whole or in part, by the Committee to the Company's Leader of Culture Development or to such other person(s) as the Committee may deem appropriate, provided however that such delegation(s) shall be ineffective to the extent, but only to the extent, that such delegation(s) would result in adverse consequences under the provisions of Rule 16b-3 of the Exchange Act and/or Section 162(m) of the Code.

        3.        Participation

         All employees of the Company and it affiliated companies who meet such criteria for participation in the Plan as shall be established from time to time by the Committee, shall be eligible to participate in the Plan, provided however, that in no event shall the Committee establish criteria or approve or deny participant status to individuals in violation of any applicable federal or state law.

        4.        Performance Shares

         The maximum number of performance shares ("Performance Shares") which may be awarded under the Plan is 500,000. Each Performance Share shall, upon vesting in accordance with the provisions of the Plan, be exchangeable for (i) a cash payment in an amount equal to the closing price for the Company's common stock par value $3.33 1/3 per share ("Common Stock") as reported for trades on the New York Stock Exchange on the last day on which such trades took place immediately preceding the date of vesting (the "Exchange Price"), but in no event shall such cash payment be less than the par value of such common stock, which cash payment shall only be made on the condition that the participant receiving such cash payment immediately invest all of such cash payment in shares of Common Stock, which the Company shall make available to such participant at a per share price equal to the Exchange Price, without brokerage or other commissions of any kind, and (ii) an additional cash payment equal to the dividends which would have been paid on all such shares of Common Stock if owned by the participant during the performance period, as defined below. The award of Performance Shares shall not entitle a participant to any rights as a shareholder of the Company.

        5.        Grant of Awards

         The Committee shall grant awards of Performance Shares to the selected employees, who shall then become participants in the Plan, as of October 1 of each year from


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1994 through 2003, inclusive. Performance Shares awarded to any one employee shall not exceed 100,000 in the aggregate for the period the Plan is in effect. In no event shall awards be granted to participating employees with respect to any period for which the employee (i) received a performance rating of less than
3.0 (or its successor standard(s)), unless such requirement is waived by the Committee, on a general or individual basis, after due deliberation, (ii) is subject to disciplinary action, as determined by the Compensation Committee, or
(iii) is deemed by the Compensation Committee to have engaged in conduct contrary or harmful to the interests of the Company.

        6.        Vesting

         The Performance Shares awarded to a participant in any year shall vest at the end of the three-consecutive year period beginning on the date the award is granted (a "Performance Period"), depending on the Company's total return to shareholders for the Performance Period, as determined by the Committee.

         Except as otherwise provided in Section 7, if a participant terminates employment with the Company and/or its affiliates, voluntarily or involuntarily, or is otherwise inactive (as determined by the Committee) as of the date his or her Performance Shares would otherwise vest, he or she shall forfeit all Performance Shares awarded for the Performance Period in which the termination of employment occurs or inactive status arises.

        7.        Retirement, Disability, Death or Termination of Participant

         In the event a participant terminates employment by reason of retirement, disability or death, the participant shall be entitled to payment of a portion of the Performance Shares awarded to him or her for the Performance Period in which the termination occurs. Such portion shall be equal to the portion of the Performance Period for which the employee was employed by the Company or an affiliate, except that, in the case of a participant's disability or death, the Company's total return to shareholders shall be determined as of the last day of the month in which participant's disability or death, as the case may be, occurs.

         A participant whose employment is terminated for any reason other than retirement, disability or death shall forfeit any award granted with respect to the year of such termination. Without limiting the foregoing, effective October 1, 1997, a participant who is not actively employed, as determined by the Compensation Committee, as of the date awards are granted for any Performance Period and who is not entitled to a portion of such award based on retirement, disability or death during the Performance Period shall not be eligible to receive an award with respect to such period.

         A participant may designate a beneficiary or revoke a beneficiary designation, at any time. Such designation or revocation must be in writing and received by the Culture Development Group to be effective. In absence of a designation of a beneficiary, a deceased participant's award will be paid to the participant's estate.

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         For purposes of the Plan, disability means the complete and permanent inability of a participant to perform the participant's duties under the terms of employment. The determination of disability and the date thereof shall be made by the Committee in its sole discretion, on the basis of evidence, including medical examinations and reports, satisfactory to the Committee.

        8.        Change of Control

         In the event of a change of control of the Company, as defined in this
Section 8, each Participant shall be entitled to payment of fifty percent of the Performance Shares awarded to him or her for the Performance Period in which the change of control occurs. A change of control shall be considered to have occurred if:

         (a) any person, entity or group of persons (other than the Company or any wholly-owned subsidiary of the Company), within the meaning of sections 13(d) or 14(d) of the Exchange Act, becomes the beneficial owner, within the meaning of Rule 13d-3 promulgated under such Act, directly or indirectly, of twenty-five percent or more of the Company's then outstanding shares of Common Stock;

         (b) any person, entity or group of persons (other than the Company or any wholly-owned subsidiary of the Company), after purchasing Common Stock of the Company in a tender or exchange offer, becomes the beneficial owner, directly or indirectly, of twenty-five percent or more of the Company's then outstanding shares of Common Stock;

         (c) the shareholders of the Company approve (i) a merger or consolidation of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Common Stock would be converted into cash, securities or other property, or (ii) any sale, lease, exchange or other transfer of all or substantially all of the Company's assets; or

         (d) there is a change in the majority of the members of the Company's Board of Directors within a twenty-five month period, unless such change has been approved by two-thirds of the Directors then still in office who were in office at the beginning of the twenty-five month period.

        9.        Payment of Awards

         Payment of Performance Shares shall be made to the participant or, in the event of the participant's death, his or her beneficiary. In the absence of a designation of a beneficiary, payment shall be made to the participant's estate on condition that the executor or administrator thereof immediately invest such cash payment in Common Stock as provided herein. Shares of Common Stock into which the cash payment made to a participant (or beneficiary) is to be invested pursuant to the Plan shall be made available from authorized and unissued shares or treasury shares of the Company.


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         The participant (or beneficiary) shall also receive payment in cash of an amount equal to the dividends paid during the Performance Period on an equal number of shares of Common Stock.

         Payment of Performance Shares and cash shall be made as-soon as practicable after the event giving rise to the participant's entitlement to payment.

       10.        Nontransferability of Awards

         Neither Performance Shares nor any interest of a participant under the Plan shall be sold, transferred, pledged, assigned, disposed of or encumbered, voluntarily or by operation of law.

       11.        Compliance with Securities Laws

         If at any time the Company determines that the listing, registration or qualification of Performance Shares or shares of Common Stock issuable pursuant to an award of Performance Shares on any securities exchange or under any federal or state law, or the approval of any governmental entity, is necessary to the issue or transfer of such shares, such Performance shares or shares of Common Stock may not be accepted unless the listing, registration, qualification or approval is obtained. However, the Company shall not be required to apply for or to obtain such listing, registration, qualification or approval.

       12.        Forfeiture and Cancellation of Shares

         Performance Shares awarded to a participant which do not become vested shall be forfeited and canceled. The Committee may also cancel Performance Shares with the written consent of the participant to whom the Performance Shares were awarded. In the event of any cancellation, all rights of the participant with respect to the canceled Performance Shares shall terminate, and the Performance Shares shall be available for subsequent award under the Plan.

       13.        Adjustments

         In the event of any recapitalization, reclassification, stock dividend, stock split, change in par value, merger, consolidation or similar event involving a change in the capital structure of the Company, the Committee may make such adjustments in Performance Shares or awards and shares of Common Stock available for issuance under the Plan, or the terms, conditions or restrictions on such Performance Shares or awards, as the Committee considers equitable.


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       14.        Withholding

         A participant or beneficiary receiving an award shall pay to the Company the amount of any taxes required to be withheld with respect thereto or make provision satisfactory to the Committee for payment of any such taxes no later than the date of the event creating the tax liability. In the Committee's discretion, such tax obligations may be paid in whole or in part in shares of Common Stock retained from the award creating the tax obligation. The Company shall deduct from awards any taxes required to be withheld on the portion of such award payable with respect to dividends which would have been paid on the Common Stock during the Performance Period.

       15.        Amendment and Termination

         The Company at any time may amend or terminate the Plan by action of the Board of Directors. No amendment shall, without the approval of the shareholders of the Company, cause the Plan no longer to comply with Rule 16b-3 under the Exchange Act or any listing requirement or no longer to be described in section 162(m) (4) (C) of the Code. The termination or amendment of the Plan shall not adversely affect any right or obligation with respect to any award previously granted to a participant.

       16.        No Employment or Other Rights

         No employee shall have any claim or right to the grant of an award under the Plan. Neither the Plan nor any action taken by the Company or the Committee under the Plan shall be construed as giving any employee any right to be retained in the employ of the Company or any affiliated company.

       17.        Shareholder Approval

         The Plan was approved by the shareholders of the Company at the Annual Meeting on January 26, 1995. All amendments to the Plan shall be submitted to the shareholders for approval if so required under Section 16(b) of the Exchange Act. In the event such approval is not obtained, all awards made thereafter under the Plan shall be null and void.

       18.        Effective Date and Duration of Plan

         The Plan was adopted by the Board on July 28, 1994, to begin as of October 1, 1994. The Plan shall remain in effect through the fiscal year ending September 30, 2004, unless sooner terminated, except that any awards outstanding at the end of such period shall remain subject to the terms, conditions and restrictions of the document evidencing the award and the Plan as in effect at the date of grant of the award.


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       19.        Governing Law

         The Plan shall be governed by the laws of the Commonwealth of Massachusetts.








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